Exhibit 99.1

Trovagene, Inc. Announces Second Quarter 2014 Financial Results

SAN DIEGO, CA — August 7, 2014 Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today reported its financial results for the three months and six months ended June 30, 2014.

“Trovagene is continuing to demonstrate the benefits of our precision cancer monitoring platform and is progressing toward our commercial roll-out later this year,” said Antonius Schuh, Ph.D., chief executive officer of Trovagene. “In the second quarter, we established strategic relationships with two additional leading cancer centers to further validate our platform, presented clinical data at the AACR and ASCO annual meetings, saw the first reference of our molecular diagnostic technology in clinical guidelines, and achieved publication of clinical data in a peer-reviewed journal.  Our recent debt financing strengthens our balance sheet, and positions us to execute on our business plan and increase shareholder value, despite the challenging capital markets environment for small-cap biotech and diagnostics companies.”

Second Quarter 2014 Financial Results

For the second quarter ended June 30, 2014, Trovagene reported a net loss of $1.1 million, or $0.06 per share, as compared to a net loss of $5.3 million, or $0.34 per share, for the three months ended June 30, 2013. The decrease in net loss is primarily due to changes in the fair market value of derivative instruments during the second quarter of 2014 as compared to the prior year comparable period.

First Half 2014 Financial Results

For the six months ended June 30, 2014, Trovagene reported a net loss of $4.3 million, or $0.23 per share, as compared to a net loss of $6.4 million, or $0.41 per share, for the six months ended June 30, 2013. The decrease in net loss is primarily due to changes in the fair market value of derivative instruments during the first half of 2014 as compared to the prior year comparable period.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of $34.7 million on June 30, 2014, as compared to $25.8 million on December 31, 2013. The Company recently secured debt financing in the amount of $15 million.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

Review of Second Quarter Announcements Demonstrate Continued Progress in Development Programs and Path to Commercialization

•                  Assay technology referenced in multi-disciplinary clinical consensus guidelines for the treatment of Erdheim-Chester disease. Highlights ability of the Company’s precision cancer monitoring technology to detect actionable oncogene mutation status and to monitor patients during treatment

•                  Data published in Oncotarget from ongoing clinical validation studies demonstrate that the Company’s precision cancer monitoring technology is suitable to non-invasively determine oncogene mutation status in patients with malignant disease

•                  Initiated strategic alliance with Northwestern University’s Lurie Cancer Center to conduct a translational research program designed to assess the utility of Trovagene’s urine-based cell-free oncogene mutation monitoring technology in clinical practice

•                  Entered into a clinical collaboration with Dana Farber Cancer Institute to investigate the utility of quantitative urine-based mutation detection and the ability to monitor tumor mutation burden and treatment response over time in metastatic melanoma patients

•                  Clinical study results published at the 2014 ASCO Annual Meeting demonstrate that oncogene mutation load in urinary cell-free DNA, as determined using Trovagene’s precision cancer monitoring technology, is significantly correlated with treatment response

•                  Clinical study results presented at the AACR Annual Meeting 2014 demonstrate the ability of Trovagene’s molecular diagnostic platform to detect and monitor BRAF V600E mutations in cancer patients.

Reiteration of 2014 Goals and Objectives

•                  Conduct additional clinical studies at major oncology centers and through collaborations with integrated healthcare networks

•                  Present and publish clinical results for studies using Trovagene’s precision cancer monitoring platform as they become available

•                  Complete CLIA development and release additional urine-based assays to expand Trovagene’s precision cancer monitoring platform for the detection and monitoring of multiple clinically actionable oncogene mutations in parallel

•                  Enter into additional R&D collaborations with pharmaceutical companies

•                  Expand and enter into new partnerships with strategic diagnostic and life science companies

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

Trovagene, Inc. and Subsidiaries

Selected Financial Information

Consolidated Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenues	$56	$49	$166	$168

Costs and expenses:
Research and development	1,397	944	2,840	1,746
Selling and marketing	590	465	1,159	826
General and administrative	1,310	1,014	2,668	2,360
Total operating expenses	3,297	2,423	6,667	4,932

Loss from operations	(3,241)	(2,374)	(6,501)	(4,764)

Other expense, net	(53)	(1)	(16)	(1)
Change in fair value of derivative instruments - warrants	2,217	(2,895)	2,250	(1,616)
Net loss	$(1,077)	$(5,270)	$(4,267)	$(6,381)

Preferred stock dividend	(2)	(9)	(11)	(15)

Net loss attributable to common stockholders	$(1,079)	$(5,279)	$(4,278)	$(6,396)

Net loss per common share-basic and diluted	$(0.06)	$(0.34)	$(0.23)	$(0.41)

Weighted average shares outstanding- basic and diluted	18,903	15,584	18,903	15,547

Trovagene, Inc. and Subsidiaries

Consolidated Condensed Balance Sheet Information

(in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)

Cash and cash equivalents	$34,674	$25,837
Other assets	702	568
Property and equipment, net	817	751
Total assets	$36,193	$27,156

Current portion of long-term debt	$0	$198
Accounts payable and accrued expenses	1,979	1,811

Long-term debt, less current portion	14,703	323
Derivative financial instruments	2,182	4,432
Stockholders’ equity	17,329	20,392
Total liabilities and stockholders’ equity	$36,193	$27,156

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